Exhibit 99.1

Station Casinos Announces Fourth Quarter and Full Year 2015 Results

LAS VEGAS--(BUSINESS WIRE)--February 18, 2016--Station Casinos LLC ("Station", "we" or the "Company") today announced the results of its operations for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter Financial Highlights

  Fourth quarter consolidated net revenues increased 4.3% and consolidated Adjusted EBITDAM increased 12.1% compared to the prior year period.
  Consolidated Adjusted EBITDAM margin improved 260 basis points to 37.3% compared to the prior year period.
  Eleventh consecutive quarter of year-over-year consolidated net revenue growth and nineteenth consecutive quarter of year-over-year consolidated Adjusted EBITDAM growth.
  Fourth quarter Las Vegas net revenues increased 2.0% and Las Vegas Adjusted EBITDAM increased 6.4% compared to the prior year period.
  Fourth quarter Native American management fees increased 57.0% compared to the prior year period.

Full Year Financial Highlights

  Consolidated net revenues increased 4.7% and consolidated Adjusted EBITDAM increased 12.3% for the year ended December 31, 2015 compared to the year ended December 31, 2014.
  Consolidated Adjusted EBITDAM margin improved 235 basis points to 34.9% for the year ended December 31, 2015 compared to the year ended December 31, 2014.
  Highest full year consolidated net revenues, consolidated Adjusted EBITDAM and Adjusted EBITDAM margin since 2008.
  Las Vegas net revenues increased 3.3% and Las Vegas Adjusted EBITDAM increased 8.0% for the year ended December 31, 2015 compared to the year ended December 31, 2014.
  Native American management fees were $66.6 million for the year, a 41.9% increase over the prior year.

“Station Casinos’ financial results for the fourth quarter of 2015 represent a strong finish to another great year,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “Our financial results highlight our ongoing focus on driving revenue growth and continuing to improve margins, as evidenced by our double digit Adjusted EBITDAM growth every quarter in 2015.”

Consolidated Results of Operations

The Company's consolidated net revenues for the fourth quarter ended December 31, 2015 were $348.0 million, an increase of $14.2 million, or 4.3%, compared to the prior year period. Consolidated Adjusted EBITDAM for the quarter was $129.9 million, an increase of $14.0 million, or 12.1%, and our Adjusted EBITDAM margin increased 260 basis points to 37.3%. Fourth quarter consolidated net income increased 25.0% to $41.9 million, compared to the prior year period. In Las Vegas, net revenues increased 2.0%, while Adjusted EBITDAM increased 6.4% and Adjusted EBITDAM margin improved 140 basis points to 34.2%. The Company continues to experience solid operating results from its two Native American managed properties, which drove a 57.0% increase in management fees to $21.3 million for the quarter.

“The Las Vegas economy has remained strong and we continue to experience broad-based consumer spending increases in both gaming and non-gaming areas. We believe that our high-quality assets, market-wide distribution and award-winning Boarding Pass loyalty program will allow us to continue to benefit from improving economic conditions in Las Vegas,” said Falcone.

For the year ended December 31, 2015, the Company’s consolidated net revenues were $1.35 billion, a 4.7% increase compared to the prior year. Adjusted EBITDAM was $472.2 million for the year, a $51.5 million, or 12.3%, increase compared to the prior year and Adjusted EBITDAM margin increased 235 basis points to 34.9%. Consolidated net income increased 52.2% to $126.7 million for the year. Las Vegas net revenues increased 3.3% for the year and Adjusted EBITDAM increased 8.0%. Native American management fees were $66.6 million for the year, an increase of $19.7 million or 41.9% compared to the prior year.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1 and a reconciliation of Adjusted EBITDAM to net income from continuing operations, the most comparable GAAP measure, is included in the financial information attached hereto.

Balance Sheet Highlights

As of December 31, 2015, the outstanding principal balance of the Company’s long-term debt was $2.0 billion (excluding a non-recourse land loan of $114.6 million) and cash and cash equivalents were $115.1 million. As of December 31, 2015, our debt (net of excess cash) to Adjusted EBITDAM ratio was 4.3 times, excluding the non-recourse land loan.

Filing of Registration Statement

As previously announced, Red Rock Resorts, Inc., an affiliate of Station Casinos LLC, has filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of Class A Common Stock of Red Rock Resorts, Inc. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call Information

The Company will host a conference call on February 18, 2016 at 1:30 p.m. Pacific Time to discuss its fourth quarter and full year 2015 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (855) 716-2688 or (440) 996-5688 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from February 18, 2016 through February 25, 2016 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets, including fluctuations in interest rates, on our ability to refinance our debt, access additional capital and financial condition generally; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In addition, there can be no assurances that we will be able to consummate the public offering of Class A Common Stock of Red Rock Resorts, Inc.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDAM is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding management fee expense, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income from continuing operations plus interest expense, net, depreciation and amortization, management fee expense, preopening, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, loss on extinguishment of debt, and change in fair value of derivative instruments, and excludes gain on Native American development and Adjusted EBITDAM attributable to the noncontrolling interests of MPM. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Income
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues:
Casino	$238,556	$234,969	$922,154	$897,361
Food and beverage	63,670	61,855	251,235	239,212
Room	30,577	28,185	122,888	112,664
Other	16,803	17,088	69,728	70,522
Management fees	25,156	17,276	88,859	68,782
Gross revenues	374,762	359,373	1,454,864	1,388,541
Promotional allowances	(26,811)	(25,637)	(102,729)	(96,925)
Net revenues	347,951	333,736	1,352,135	1,291,616

Operating costs and expenses:
Casino	90,240	88,363	347,509	341,490
Food and beverage	41,525	40,065	162,722	157,191
Room	11,797	11,469	46,559	45,479
Other	5,917	6,818	25,454	28,979
Selling, general and administrative	67,745	70,344	289,927	288,667
Preopening	44	354	1,165	640
Depreciation and amortization	33,684	32,319	137,474	127,766
Management fee expense	14,074	13,020	52,745	48,872
Asset impairment	4,200	-	6,301	11,739
Write-downs and other charges, net	2,068	364	7,662	20,951
	271,294	263,116	1,077,518	1,071,774

Operating income	76,657	70,620	274,617	219,842
(Losses) earnings from joint ventures	(261)	283	809	1,037
Operating income and (losses) earnings from joint ventures	76,396	70,903	275,426	220,879

Other (expense) income:
Interest expense, net	(34,687)	(36,924)	(142,921)	(150,995)
Loss on extinguishment of debt	-	-	-	(4,132)
Gain on Native American development	-	-	-	49,074
Change in fair value of derivative instruments	3	(88)	(1)	(90)
	(34,684)	(37,012)	(142,922)	(106,143)
Net income from continuing operations	41,712	33,891	132,504	114,736
Discontinued operations	5	(441)	(166)	(43,410)
Net income	41,717	33,450	132,338	71,326
Less: Net (loss) income attributable to noncontrolling interests	(136)	(34)	5,594	(11,955)
Net income attributable to Station Casinos LLC	$41,853	$33,484	$126,744	$83,281

Station Casinos LLC
Reconciliation of Adjusted EBITDAM to Net Income from Continuing Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDAM
Las Vegas operations	$110,037	$103,379	$410,301	$379,748
Native American management	21,289	13,560	66,622	46,937
Reportable Segment Adjusted EBITDAM	131,326	116,939	476,923	426,685
Corporate and other	(1,381)	(1,020)	(4,692)	(5,996)
Consolidated Adjusted EBITDAM	129,945	115,919	472,231	420,689

Other operating income (expense):
Preopening	(44)	(354)	(1,165)	(640)
Depreciation and amortization	(33,684)	(32,319)	(137,474)	(127,766)
Management fee expense	(14,074)	(13,020)	(52,745)	(48,872)
Share-based compensation	(575)	(522)	(2,613)	(2,790)
Donation to UNLV	-	-	(2,500)	-
Asset impairment	(4,200)	-	(6,301)	(11,739)
Write-downs and other charges, net	(2,068)	(364)	(7,662)	(20,951)
Adjusted EBITDAM attributable to MPM noncontrolling interest	1,633	1,599	14,192	13,424
Other	(537)	(36)	(537)	(476)
Operating income and earnings from joint ventures	76,396	70,903	275,426	220,879
Other (expense) income:
Interest expense, net	(34,687)	(36,924)	(142,921)	(150,995)
Loss on extinguishment of debt	-	-	-	(4,132)
Gain on Native American development	-	-	-	49,074
Change in fair value of derivative instruments	3	(88)	(1)	(90)
Net income from continuing operations	$41,712	$33,891	$132,504	$114,736

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson, 702-495-4248
Vice President of Corporate Communications